EXHIBIT 99

EMC Insurance Group Inc. Reports 2014
Second Quarter and Six Month Results

Second Quarter Ended June 30, 2014
Operating Loss Per Share - $0.04
Net Income Per Share - $0.08
Net Realized Investment Gains Per Share - $0.11
Catastrophe and Storm Losses Per Share - $1.35
Large Losses Per Share - $0.48
GAAP Combined Ratio - 109.6 percent

Six Month Ended June 30, 2014
Operating Income Per Share - $0.69
Net Income Per Share - $0.87
Net Realized Investment Gains Per Share - $0.17
Catastrophe and Storm Losses Per Share - $1.71
Large Losses Per Share - $0.68
GAAP Combined Ratio - 103.9 percent

2014 Operating Income Guidance - $2.00 to $2.25 per share

DES MOINES, Iowa (August 7, 2014) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) today reported an operating loss of $509,000 ($0.04 per share) for the second quarter ended June 30, 2014, compared to operating income of $6,098,000 ($0.47 per share) for the second quarter of 20131. For the six months ended June 30, 2014, the Company reported operating income of $9,266,000 ($0.69 per share), compared to $18,637,000 ($1.43 per share) for the same period in 2013.

Net income, including realized investment gains and losses, totaled $1,014,000 ($0.08 per share) for the second quarter of 2014, compared to $6,212,000 ($0.48 per share) for the second quarter of 2013. For the six months ended June 30, 2014, the Company reported net income of $11,609,000 ($0.87 per share), compared to $20,485,000 ($1.58 per share) for the same period in 2013.

The Company’s GAAP combined ratio was 109.6 percent in the second quarter of 2014, compared to 102.2 percent in the second quarter of 2013. For the first six months of 2014, the Company’s GAAP combined ratio was 103.9 percent, compared to 98.1 percent in 2013.

“Second quarter operating results were impacted by higher than anticipated catastrophe and storm losses,” stated President and Chief Executive Officer Bruce G. Kelley. “The frequency of convective storms was down for the first six months of the year compared to recent averages; however, storms during the second quarter happened to strike areas in the Midwest where we have sizable exposures. Improved premium rate adequacy achieved over the past several years reduced the impact that these storms otherwise would have had on our results,” continued Kelley.

Kelley went on to say, “The relatively high loss and settlement expense ratio reported by the reinsurance segment in the second quarter, coupled with the exceptionally low ratio reported in the second quarter of 2013, was responsible for much of the increase in the combined ratio for the quarter.”

Premiums earned increased 5.3 percent to $133,952,000 for the second quarter of 2014, from

$127,189,000 in the second quarter of 2013. In the property and casualty insurance segment, premiums earned increased 5.8 percent, with the majority of the increase attributable to rate level increases on renewal business, growth in insured exposures and an increase in retained policies. In the reinsurance segment, premiums earned increased 3.6 percent, reflecting growth in specialty casualty and marine business. Premium growth was limited by an extension of the renewal date of two large facility contracts from May 1 to July 1, and rate level declines on catastrophe excess of loss business. For the first six months of 2014, premiums earned increased 7.8 percent (7.5 percent in the property and casualty insurance segment and 8.9 percent in the reinsurance segment).

Catastrophe and storm losses totaled $27,945,000 ($1.35 per share after tax) in the second quarter of 2014, compared to $21,349,000 ($1.06 per share after tax) in the second quarter of 2013. Second quarter 2014 catastrophe and storm losses accounted for 20.9 percentage points of the combined ratio, which is above the Company’s most recent 10-year average of 18.0 percentage points for this period and the 16.8 percentage points experienced in the second quarter of 2013. For the first six months of 2014, catastrophe and storm losses totaled $35,357,000 ($1.71 per share after tax), compared to $26,746,000 ($1.34 per share after tax) in 2013. On a segment basis, catastrophe and storm losses amounted to $21,465,000 ($1.04 per share after tax) and $28,437,000 ($1.37 per share after tax) in the property and casualty insurance segment, and $6,480,000 ($0.31 per share after tax) and $6,920,000 ($0.34 per share after tax) in the reinsurance segment, for the three months and six months ended June 30, 2014, respectively.

The Company reported $6,643,000 ($0.32 per share after tax) of favorable development on prior years’ reserves during the second quarter of 2014, compared to $2,063,000 ($0.10 per share after tax) in the second quarter of 2013. For the first six months of 2014, favorable development totaled $9,231,000 ($0.45 per share after tax), compared to $6,319,000 ($0.32 per share after tax) in 2013. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms, and should therefore not be considered a reliable factor in assessing the adequacy of the Company’s carried reserves. The most recent actuarial analysis of the Company’s carried reserves indicates that carried reserves remain within the top quartile of the range of reasonable reserves.

Large losses (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) increased to $9,913,000 ($0.48 per share after tax) in the second quarter of 2014 from $6,548,000 ($0.33 per share after tax) in the second quarter of 2013. For the first six months of 2014, large losses increased to $14,109,000 ($0.68 per share after tax) from $9,483,000 ($0.47 per share after tax) in 2013.

Results for the second quarter and first six months of 2014 reflect a significant reduction in the amount of net periodic pension and postretirement benefit costs allocated to the Company. Net periodic pension benefit cost declined to $196,000 and $340,000 for the three and six months ended June 30, 2014, compared to $725,000 and $1,507,000 for the same periods in 2013. This decline reflects an increase in the expected return on plan assets due to growth of the plan assets and a decline in the amount of net actuarial loss amortized into expense. Net periodic postretirement benefit cost changed significantly as a result of the plan amendment that was announced in the fourth quarter of 2013. The Company recognized net periodic postretirement benefit income of $771,000 and $1,542,000 for the three and six months ended June 30, 2014, compared to net periodic postretirement benefit expense of $728,000 and $1,456,000 in the same periods in 2013. The plan amendment created a large prior service credit that is being amortized into expense over 10 years. In addition, the service cost and interest cost components of the revised plan’s net periodic benefit cost are significantly lower than those of the prior plan.

Net investment income increased 0.3 percent and 6.7 percent to $11,076,000 and $22,931,000 for the second quarter and first six months of 2014, from $11,040,000 and $21,483,000 for the same periods in 2013. These increases reflect a higher average invested balance in fixed maturity securities and an increase in dividend income; however, approximately $442,000 (2.1 percentage points) of the increase for the first six months of 2014 resulted from the early payoff of a commercial mortgage-backed security during the first quarter of 2014 that was purchased at a significant discount to par value, which accelerated the accretion of the discount to par value and therefore increased investment income. The investment income amounts reported for the second quarter and first six months of 2013 included $201,000 of funds received from a litigation settlement on one security. Excluding this amount from the calculations, the increases in investment income would have been 2.2 percent and 7.7 percent, respectively.

Net realized investment gains totaled $1,523,000 ($0.11 per share) and $2,343,000 ($0.17 per share) for the second quarter and first six months of 2014, compared to $114,000 ($0.01 per share) and $1,848,000 ($0.14 per share) for the same periods in 2013. During the first quarter of 2014, the Company invested in a limited partnership that is designed to help protect the Company from a sudden and significant decline in the value of its equity portfolio. Included in the net realized investment gains reported for the second quarter and first six months of 2014, are $533,000 and $772,000 of net realized investment losses attributed to the decline in the carrying value of this limited partnership.

At June 30, 2014, consolidated assets totaled $1.4 billion, including $1.3 billion in the investment portfolio, and stockholders’ equity totaled $486.6 million, an increase of 6.9 percent from December 31, 2013. Book value of the Company’s stock increased 5.4 percent to $36.05 per share, from $34.21 per share at December 31, 2013. Book value excluding accumulated other comprehensive income increased to $30.18 per share from $29.78 per share at December 31, 2013.

On July 21, 2014, management announced that, based on actual results for the first six months of the year and projections for the remainder of the year, it was revising its 2014 operating income guidance to a range of $2.00 to $2.25 per share. This guidance is based on a projected GAAP combined ratio of 101.0 percent and a mid-single digit increase in investment income. The projected GAAP combined ratio has a load of 11.2 percentage points for catastrophe and storm losses.

The Company will hold an earnings teleconference call at 11:00 a.m. Eastern Time on August 7, 2014 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the quarter ended June 30, 2014, as well as its expectations for the remainder of 2014. Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until November 7, 2014. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

About EMCI:
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income/loss is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income/loss. The Company’s calculation of operating income/loss may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income/loss to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income/loss is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income/loss. Therefore, the Company has provided the following reconciliation of the non-GAAP financial measure of operating income/loss to the GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The reconciliation of operating income to net income is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
($ in thousands)
Operating income (loss)	$(509)	$6,098	$9,266	$18,637
Net realized investment gains	1,523	114	2,343	1,848
Net income	$1,014	$6,212	$11,609	$20,485

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended June 30, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$103,517	$30,435	$—	$133,952
Investment income, net	7,972	3,106	(2)	11,076
Other income	181	—	—	181
	111,670	33,541	(2)	145,209
Losses and expenses:
Losses and settlement expenses	80,787	25,059	—	105,846
Dividends to policyholders	2,213	—	—	2,213
Amortization of deferred policy acquisition costs	18,011	7,107	—	25,118
Other underwriting expenses	13,485	119	—	13,604
Interest expense	85	—	—	85
Other expenses	234	(181)	363	416
	114,815	32,104	363	147,282
Operating income (loss) before income taxes	(3,145)	1,437	(365)	(2,073)
Realized investment gains	1,568	775	—	2,343
Income (loss) before income taxes	(1,577)	2,212	(365)	270
Income tax expense (benefit):
Current	(367)	694	(129)	198
Deferred	(770)	(172)	—	(942)
	(1,137)	522	(129)	(744)
Net income (loss)	$(440)	$1,690	$(236)	$1,014
Average shares outstanding				13,470,972
Per Share Data:
Net income (loss) per share - basic and diluted	$(0.03)	$0.13	$(0.02)	$0.08
Catastrophe and storm losses (after tax)	$(1.04)	$(0.31)	$—	$(1.35)
Reported favorable development experienced on prior years' reserves (after tax)	$0.23	$0.09	$—	$0.32
Dividends per share				$0.23
Other Information of Interest:
Net written premiums	$112,464	$26,560	$—	$139,024
Catastrophe and storm losses	$21,465	$6,480	$—	$27,945
Reported favorable development experienced on prior years' reserves	$(4,740)	$(1,903)	$—	$(6,643)
GAAP Combined Ratio:
Loss and settlement expense ratio	78.0%	82.3%	—	79.0%
Acquisition expense ratio	32.6%	23.8%	—	30.6%
	110.6%	106.1%	—	109.6%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended June 30, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$97,817	$29,372	$—	$127,189
Investment income, net	8,096	2,946	(2)	11,040
Other income	163	—	—	163
	106,076	32,318	(2)	138,392
Losses and expenses:
Losses and settlement expenses	74,080	14,888	—	88,968
Dividends to policyholders	2,333	—	—	2,333
Amortization of deferred policy acquisition costs	16,923	6,642	—	23,565
Other underwriting expenses	14,904	151	—	15,055
Interest expense	85	—	—	85
Other expenses	186	101	325	612
	108,511	21,782	325	130,618
Operating income (loss) before income taxes	(2,435)	10,536	(327)	7,774
Realized investment gains (losses)	392	(217)	—	175
Income (loss) before income taxes	(2,043)	10,319	(327)	7,949
Income tax expense (benefit):
Current	(645)	3,360	(113)	2,602
Deferred	(835)	(30)	—	(865)
	(1,480)	3,330	(113)	1,737
Net income (loss)	$(563)	$6,989	$(214)	$6,212
Average shares outstanding				13,055,443
Per Share Data:
Net income (loss) per share - basic and diluted	$(0.05)	$0.54	$(0.01)	$0.48
Catastrophe and storm losses (after tax)	$(0.92)	$(0.14)	$—	$(1.06)
Reported (adverse) favorable development experienced on prior years' reserves (after tax)	$(0.04)	$0.14	$—	$0.10
Dividends per share				$0.21
Other Information of Interest:
Net written premiums	$105,259	$30,855	$—	$136,114
Catastrophe and storm losses	$18,489	$2,860	$—	$21,349
Reported adverse (favorable) development experienced on prior years' reserves	$755	$(2,818)	$—	$(2,063)
GAAP Combined Ratio:
Loss and settlement expense ratio	75.7%	50.7%	—	70.0%
Acquisition expense ratio	35.0%	23.1%	—	32.2%
	110.7%	73.8%	—	102.2%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Six Months Ended June 30, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$204,764	$62,268	$—	$267,032
Investment income, net	16,588	6,349	(6)	22,931
Other income	382	—	—	382
	221,734	68,617	(6)	290,345
Losses and expenses:
Losses and settlement expenses	148,513	46,302	—	194,815
Dividends to policyholders	3,929	—	—	3,929
Amortization of deferred policy acquisition costs	35,752	13,981	—	49,733
Other underwriting expenses	28,024	1,010	—	29,034
Interest expense	169	—	—	169
Other expenses	408	(14)	717	1,111
	216,795	61,279	717	278,791
Operating income (loss) before income taxes	4,939	7,338	(723)	11,554
Realized investment gains	2,579	1,026	—	3,605
Income (loss) before income taxes	7,518	8,364	(723)	15,159
Income tax expense (benefit):
Current	1,850	2,704	(254)	4,300
Deferred	(444)	(306)	—	(750)
	1,406	2,398	(254)	3,550
Net income (loss)	$6,112	$5,966	$(469)	$11,609
Average shares outstanding				13,409,851
Per Share Data:
Net income (loss) per share - basic and diluted	$0.46	$0.44	$(0.03)	$0.87
Catastrophe and storm losses (after tax)	$(1.37)	$(0.34)	$—	$(1.71)
Reported favorable development experienced on prior years' reserves (after tax)	$0.28	$0.17	$—	$0.45
Dividends per share				$0.46
Book value per share				$36.05
Effective tax rate				23.4%
Annualized net income as a percent of beg. SH equity				5.1%
Other Information of Interest:
Net written premiums	$214,977	$59,452	$—	$274,429
Catastrophe and storm losses	$28,437	$6,920	$—	$35,357
Reported favorable development experienced on prior years' reserves	$(5,679)	$(3,552)	$—	$(9,231)
GAAP Combined Ratio:
Loss and settlement expense ratio	72.5%	74.4%	—	73.0%
Acquisition expense ratio	33.1%	24.0%	—	30.9%
	105.6%	98.4%	—	103.9%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Six Months Ended June 30, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$190,522	$57,164	$—	$247,686
Investment income, net	15,745	5,743	(5)	21,483
Other income	398	—	—	398
	206,665	62,907	(5)	269,567
Losses and expenses:
Losses and settlement expenses	130,048	31,494	—	161,542
Dividends to policyholders	4,527	—	—	4,527
Amortization of deferred policy acquisition costs	33,640	12,192	—	45,832
Other underwriting expenses	30,114	962	—	31,076
Interest expense	216	—	—	216
Other expenses	391	(340)	708	759
	198,936	44,308	708	243,952
Operating income (loss) before income taxes	7,729	18,599	(713)	25,615
Realized investment gains	2,349	494	—	2,843
Income (loss) before income taxes	10,078	19,093	(713)	28,458
Income tax expense (benefit):
Current	2,315	6,032	(249)	8,098
Deferred	(217)	92	—	(125)
	2,098	6,124	(249)	7,973
Net income (loss)	$7,980	$12,969	$(464)	$20,485
Average shares outstanding				13,000,865
Per Share Data:
Net income (loss) per share - basic and diluted	$0.61	$1.00	$(0.03)	$1.58
Catastrophe and storm losses (after tax)	$(1.17)	$(0.17)	$—	$(1.34)
Reported favorable development experienced on prior years' reserves (after tax)	$0.09	$0.23	$—	$0.32
Dividends per share				$0.42
Book value per share				$30.75
Effective tax rate				28.0%
Annualized net income as a percent of beg. SH equity				10.2%
Other Information of Interest:
Net written premiums	$200,040	$58,204	$—	$258,244
Catastrophe and storm losses	$23,354	$3,392	$—	$26,746
Reported favorable development experienced on prior years' reserves	$(1,783)	$(4,536)	$—	$(6,319)
GAAP Combined Ratio:
Loss and settlement expense ratio	68.3%	55.1%	—	65.2%
Acquisition expense ratio	35.8%	23.0%	—	32.9%
	104.1%	78.1%	—	98.1%

CONSOLIDATED BALANCE SHEETS
	June 30, 2014	December 31, 2013
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,028,029 and $1,009,572)	$1,071,203	$1,027,984
Equity securities available-for-sale, at fair value (cost $120,870 and $113,835)	184,576	169,848
Other long-term investments	6,159	2,392
Short-term investments	59,799	56,166
Total investments	1,321,737	1,256,390

Cash	568	239
Reinsurance receivables due from affiliate	35,045	34,760
Prepaid reinsurance premiums due from affiliate	8,796	9,717
Deferred policy acquisition costs (affiliated $39,064 and $37,414)	39,306	37,792
Prepaid pension and postretirement benefits due from affiliate	23,082	23,121
Accrued investment income	10,192	9,984
Accounts receivable	2,379	1,080
Income taxes recoverable	3,058	—
Goodwill	942	942
Other assets (affiliated $4,097 and $4,780)	4,291	4,908
Total assets	$1,449,396	$1,378,933

LIABILITIES
Losses and settlement expenses (affiliated $643,270 and $600,313)	$651,884	$610,181
Unearned premiums (affiliated $226,518 and $218,788)	227,555	220,627
Other policyholders' funds (all affiliated)	8,705	8,491
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	5,167	13,522
Pension and postretirement benefits payable to affiliate	3,348	3,401
Income taxes payable	—	1,530
Deferred income taxes	22,953	12,822
Other liabilities (affiliated $18,049 and $25,161)	18,159	28,149
Total liabilities	962,771	923,723

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 20,000,000 shares; issued and outstanding, 13,498,385 shares in 2014 and 13,306,027 shares in 2013	13,498	13,306
Additional paid-in capital	104,854	99,309
Accumulated other comprehensive income	79,219	59,010
Retained earnings	289,054	283,585
Total stockholders' equity	486,625	455,210
Total liabilities and stockholders' equity	$1,449,396	$1,378,933

INVESTMENTS
The Company had total cash and invested assets with a carrying value of $1.3 billion as of June 30, 2014 and December 31, 2013, respectively. The following table summarizes the Company's cash and invested assets as of the dates indicated:

	June 30, 2014
			Percent of
	Amortized	Fair	Total	Carrying
($ in thousands)	Cost	Value	Fair Value	Value
Fixed maturity securities available-for-sale	$1,028,029	$1,071,203	81.0%	$1,071,203
Equity securities available-for-sale	120,870	184,576	14.0%	184,576
Cash	568	568	—%	568
Short-term investments	59,799	59,799	4.5%	59,799
Other long-term investments	6,159	6,159	0.5%	6,159
	$1,215,425	$1,322,305	100.0%	$1,322,305

	December 31, 2013
			Percent of
	Amortized	Fair	Total	Carrying
($ in thousands)	Cost	Value	Fair Value	Value
Fixed maturity securities available-for-sale	$1,009,572	$1,027,984	81.8%	$1,027,984
Equity securities available-for-sale	113,835	169,848	13.5%	169,848
Cash	239	239	—%	239
Short-term investments	56,166	56,166	4.5%	56,166
Other long-term investments	2,392	2,392	0.2%	2,392
	$1,182,204	$1,256,629	100.0%	$1,256,629

NET WRITTEN PREMIUMS
	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
		Percent of		Percent of
	Percent of	Increase/(Decrease)	Percent of	Increase/(Decrease)
	Net Written	in Net Written	Net Written	in Net Written
	Premiums	Premiums	Premiums	Premiums
Property and Casualty Insurance
Commercial Lines:
Automobile	19.9%	13.8%	19.1%	13.5%
Liability	16.6%	8.5%	16.5%	10.8%
Property	18.7%	8.8%	18.0%	10.6%
Workers' compensation	15.3%	5.8%	15.1%	5.1%
Other	1.6%	9.6%	1.3%	(1.7)%
Total commercial lines	72.1%	9.4%	70.0%	9.9%

Personal Lines:
Automobile	4.7%	(10.3)%	4.6%	(9.4)%
Property	4.0%	(11.1)%	3.6%	(10.6)%
Liability	0.1%	8.9%	0.1%	11.0%
Total personal lines	8.8%	(10.4)%	8.3%	(9.7)%
Total property and casualty insurance	80.9%	6.8%	78.3%	7.5%

Reinsurance:
Pro rata (1)	6.0%	(30.3)%	8.2%	7.1%
Excess of loss (1)	13.1%	(3.5)%	13.5%	(0.7)%
Total reinsurance	19.1%	(13.9)%	21.7%	2.1%
Total	100.0%	2.1%	100.0%	6.3%
(1) Includes $532,146 negative portfolio adjustment from the January 1, 2013 decreased participation in the MRB pool.